News Release
For Immediate Release

Sun Bancorp Announces $100 Million Equity Investment
Sun National Bank to Use Capital for Future Growth

VINELAND, N.J., July 8/PRNewswire-FirstCall/--  Sun Bancorp, Inc. (Nasdaq: SNBC) today announced the signing of definitive investment agreements with private equity funds affiliated with WL Ross & Co. LLC , the Bank’s founding Brown Family shareholders, and others, to invest $100 million in the aggregate in shares of the Company’s common stock and newly authorized preferred stock that is mandatorily convertible into common stock upon the receipt of shareholder approval, all as part of the Company’s strategic  growth plan.  The shares to be purchased by WL Ross will represent 24.9% of the Company’s outstanding common stock, pro forma for the closing and assuming the conversion of the convertible preferred stock.  The investment was made at $4.00 per share.

The additional equity capital will be used by Sun National Bank to strengthen and expand current operations as well as to pursue growth opportunities throughout the state of New Jersey.  In announcing the transaction, Sun President and Chief Executive Officer Thomas X. Geisel said, “This transaction further strengthens our capital base, and ensures we have all the tools necessary to support our customers.  This is an important step forward for the Bank, our shareholders and the communities we serve.”

Upon completion of the capital raising transactions, the Company’s total risk-based capital ratio is projected to be at or above 14%, Tier 1 risk-based capital at or above 13% and leverage ratio at or above 11.75%, all levels which are significantly above the general standards to be considered well-capitalized, and which exceed the terms of the minimum capital requirements imposed by the Office of the Comptroller of the Currency previously announced in April.

 “As the second-largest commercial bank headquartered in New Jersey, our goal is to be in a position to take advantage of a rebounding economy and in turn, contribute to its recovery,” Geisel remarked.

“The high degree of interest expressed by WL Ross and our largest shareholder, the Brown Family, underscores the power of our business model, with its substantial strengths in commercial and consumer banking,” commented Thomas X. Geisel.

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Sun Bancorp, Inc. • 226 Landis Avenue • Vineland, NJ • 08360
(856) 691-7700 • www.sunnb.com • Member FDIC • Equal Housing Lender

Sun Bancorp, Inc. page two

Wilbur L. Ross, Jr., CEO and Chairman of WL Ross, remarked, “Sun has a comprehensive and focused business plan and is well situated in a dynamic market.  We are impressed with the management team assembled under the leadership of Tom Geisel and look forward to our partnership with the Company and the Brown Family.”

Consummation of the transaction is subject to the receipt of regulatory approvals and other customary closing conditions.  At the closing, Wilbur L. Ross, Jr. will join the Company’s and Sun National Bank’s respective boards of directors.

The Company was represented by its legal counsel, Malizia Spidi & Fisch, PC, Washington, D.C. Lazard Middle Market LLC, and Keefe, Bruyette & Woods acted as placement agent.  Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel for WL Ross, and Milestone Advisors, LLC provided WL Ross with due diligence advisory services.  The Brown Family was represented by Cozen O’Connor.

 Cautionary Statement

The issuance of the securities in the transactions described in this release have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

 Forward-Looking Statements

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions. Actual results may differ materially from the results discussed in the forward-looking statements because such statements involve certain risks and uncertainties.  Additional information on these risks can be found in the Company’s filings with the Securities and Exchange Commission.

About Sun Bancorp

Sun Bancorp, Inc. is a $3.53 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

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Sun Bancorp, Inc. • 226 Landis Avenue • Vineland, NJ • 08360
(856) 691-7700 • www.sunnb.com • Member FDIC • Equal Housing Lender

Sun Bancorp, Inc. page three

About WL Ross & Co. LLC

WL Ross & Co. LLC, founded by Wilbur L. Ross, Jr., with affiliated offices in New York City, Beijing, Mumbai, Tokyo and West Palm Beach, has sponsored more than $10 billion of private equity investments since its inception in 2000. Many of these investments have been in the financial sector, such as banking, loan servicing and insurance and the industrial sector, such as the steel, automotive, coal and rail spaces.

Contact:

Sun Bancorp Public Relations
Noel R. Devine
Director of Marketing
856 552-5015
ndevine@sunnb.com

Sun Bancorp Investor Relations
Robert B. Crowl, CFO
856 690-4233
rcrowl@sunnb.com

Wilbur L. Ross
Chairman, WL Ross & Co. LLC
212 826-2111
wlross@wlross.com

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Sun Bancorp, Inc. • 226 Landis Avenue • Vineland, NJ • 08360
(856) 691-7700 • www.sunnb.com • Member FDIC • Equal Housing Lender